Exhibit 10.12

PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

as of January 2024

Updated to Reflect the Pending Merger with Orrstown Financial

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND LIKELY WOULD CAUSE COMPETITIVE HARM TO THE REGISTRANT

PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

I.	Introduction

The success of both PeoplesBank and Codorus Valley Bancorp, Inc. (the “Company”) is dependent upon the Company’s ability to meet and exceed financial and strategic objectives, increase the value of the franchise and operate in the best long-term interests of the shareholders.    This success is dependent upon the contributions of each individual executive which collectively impact the Company’s performance and results.

PeoplesBank intends to provide its Executive Leadership Team, including its President and Chief Executive Officer  (the “executives” or “participants”) with a structured incentive compensation opportunity in order to recognize the contribution that each makes to the overall performance of the Company.  The purpose of this incentive plan is to motivate, reward, and reinforce performance and achievement of corporate goals and individual performance/contributions in support of the Company’s strategic objective for growth and profitability.

While risk is an inherent aspect of business, this compensation plan is designed to reward Executives for certain levels of performance without encouraging undue risk-taking, which could materially threaten the safety and soundness of the Company or business unit.

This Executive Incentive Plan (the “Plan”) has been developed as a meaningful compensation tool to encourage and reward executive participants for the part that they play in the overall success of the Company.  The Plan is designed to:

•	provide a form of results-oriented variable compensation which is directly linked to overall Company performance and,
•	provide for recognition of individual contributions to the Company’s performance

II.	Plan Year

The Plan year for this program will be January 1 – December 31 (the “2024 Plan Year”).  The Plan will pay out based on the achievement of established goals and performance measures with appropriate modifications to accommodate the planned merger (the “Merger”) of the Company with and into Orrstown Financial Services In. (the “Orrstown”), Inc. which is expected to be consummated during the 2024 Plan Year     The performance measures for the Plan will be determined, calculated, and approved annually by the Compensation Committee.

January 2024

PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

III.	Eligibility for Participation

All PeoplesBank executives who meet the criteria below will be eligible to participate in the Executive Incentive Plan.  A listing of participant categories by grouping appears in the Appendix.

Eligibility for incentive payout will be determined by the participant’s most recent performance rating.  To be eligible, individual performance must meet expectations for the role and not be subject to a performance plan. Newly hired executives will be eligible to participate in the Plan provided they start employment prior to October 1 of the Plan year. Payout for current year hires will be pro-rated based on their actual pay during the plan year. If the individual starts employment after October 1, the executive will be eligible for the next plan year.

A  participant’s eligibility ceases at the termination of employment (except in the case of change in control, retirement, death, or disability), and the participant will not receive any awards under the Plan beyond those already received.  To be eligible for an award, an  executive must be employed as of the payout date.

IV.	Incentive Opportunities

Each participant will have a target incentive opportunity based on his/her role and competitive market practice.  Incentive opportunities will be defined as a percentage of regular earnings for the performance period.    See the Appendix for targets by participant categories.

V.	Payout Range

Actual awards will pay out at a reduced level, 50% of target, for threshold performance, at 100% for target performance, and a  higher level,  150% of target, for stretch/maximum or above performance. Performance below the threshold will be zero.

January 2024

PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

VI.	Performance Goals

Each participant will have defined performance goals.  The goals and weights are determined at the beginning of each plan year and may change from year to year.  The goals are established by the Compensation Committee and Executive Management in conjunction with the annual

budget process.    Company goals are selected to be aligned with business/strategic plan and may reflect annual financial measures such as Pre-Tax,Pre-Provision income,  net income, return on assets, return on equity, efficiency ratio,  earnings per share, balance sheet growth,  asset quality and other risk considerations as well as other indicators as appropriate.  Personal goals generally reflect each Participant’s unique role and responsibilities and may include Action Plan objectives as deemed appropriate.  Threshold, target, and maximum goals will be defined as quantifiable goals.

The performance goals for the 2024 Plan Year are found in Exhibit A.    Individual participant performance measures will be documented in the format that is specific, measurable, time bound, and directly tied to the budget and or action plan item for the calendar year.

VII.	Award Calculation and Distribution

Payout amounts are calculated according to the level of overall performance achievement as compared to goals as explained in Exhibit A.  Payout for performance between the threshold and target and target and stretch/maximum is interpolated.

Incentive payouts will be approved by the Compensation Committee.  Final incentive payouts can be adjusted downward based on credit, regulatory, or any other assessment of risk by the Compensation Committee.

Actual individual payouts are then distributed to eligible participants based on payout percentage of base pay (defined as actual base salary earned as of December 31 of the plan year) for the year. Any payout is subject to the Company’s Clawback Policy.

Payments will be made following the release of the prior year financials by the Company’s external auditors.  This will occur no later than March 15 of the following year.  The Company will deduct from all payments under this plan any federal, state or local taxes required by law to be

January 2024

PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

withheld from such payments.  Any participant terminating employment (except retirement, death, or disability) prior to actual payment of an award will forfeit that award.

Effect of Merger with Orrstown

•

For ELT  executives retained through December 21, 2024 – The award has two components:  pre-legal close, and legal close through December 31, 2024. Calculate the first award payment for the 2024 Plan Year at the legal close of the Merger, at the greater of (i) actual performance,  or    (ii) plan target based on regular earnings through the legal close of the Merger.  For the second award payment, following the legal close of the Merger through December 31, 2024, the retained ELT executive’s  award will be determined according to the terms of the Merger Agreement and the executive’s employment agreement, if any. Payments from both periods will be combined and paid to the executive during normal annual plan payments (Q1 2025), assuming performance “meets expectations” at time of payment.

•

For ELT executives separated at legal close – Calculate award payment for the portion of the 2024 Plan Year executive was employed prior to separation at greater of (i) actual performance at the legal close of the Merger, or (ii) plan target based on regular earnings through the executive’s separation of employment.  Payment shall be made at date of separation or as soon as practical following separation of employment,  assuming performance “meets expectations” at time of separation.

•

For ELT executives retained through the legal close but terminated prior to December 31, 2024 -- The award has two components: pre-legal close and legal close through December 31, 2024. Calculate the first award payment for the 2024 Plan Year at the legal close of the Merger, at the greater of (i) actual performance, or  (ii) plan target based on regular earnings through the legal close of the Merger. For the second award payment, the retained ELT executive’s award will be determined according to the terms of the Merger Agreement and the executives’s employment agreement, if any.  Payments from both periods will be combined and paid to the executive at date of separation or as soon as practical following separation of employment, assuming performance “meets expectations” at time of payment.

January 2024

PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

In each case above, where a calculation must be made, if it is necessary or desirable for administrative convenience, the calculation can be made through or from the most recent quarter or month end, as appropriate, but in each instance where more than one payment is to be made, the calculation should provide for continuity, and not omit any period of time. For example, if the payment for a July 15 legal close is as of June 30, then the payment for legal close through December 31, 2024 should commence as of July 1, not July 15.

VIII.	Administration

Effective Date

This Plan is effective January 1, 2024 for the performance period of January 1, 2024 to December 31, 2024.  The Plan will be reviewed annually by the Compensation Committee to ensure proper alignment with the Company’s objectives.  The Company’s Compensation Committee retains the right as described below to amend, modify or discontinue the Plan at any time during the specified period.  The Plan will remain in effect until earned incentive compensation is paid to participants.

Plan Authorization and Oversight

This Plan is authorized by the Board of Directors.  The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. The Compensation Committee has the authority to make adjustments for non-recurring and extraordinary items that they deemed are outside management’s control.  Any determination by the Committee and/or Board of Directors will be final and binding.  The Compensation Committee may, in its sole discretion, terminate, modify or amend any aspect of the Plan. Amendments can include adjustments to award calculations for any significant extraordinary financial items occurring in any given time period. However, no Plan amendment or termination will adversely affect an outstanding award.

The Compensation Committee shall have full power and authority to construe, interpret, manage and control this plan.  The plan administrator shall be designated at the discretion of the Compensation Committee.

Any decisions made or action taken by the Committee arising out of, or in connection with, the administration, interpretation and effect of the Plan shall be at their absolute discretion and will

January 2024

PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

be conclusive and binding on all parties.  The Company reserves the right to amend, suspend, reinstate or terminate all or any part of the Plan at any time.

The Company will give prompt written notice to each participant of any amendment, suspension, termination or any material modification of the Plan.  The Compensation Committee also reserves the right to withhold or amend award payments based on performance or circumstances deemed highly unusual.

Risk Assessment

At least annually, the Director of Human Resources or Chief Administrative Officer and Chief Risk Officer (who has responsibility for risk assessment) will review this plan and provide a report including a detailed assessment regarding any risk issues inherent in the Plan.  This risk report and the plan document in full will be reviewed by the Compensation Committee of the Board of Directors to ensure that the plan design is consistent with the compensation philosophy of the Company and that the Plan does not motivate undue risk taking. The annual review will also include the market competitiveness of the Plan, the plan’s alignment with the Company’s strategic plan, an assessment of how the Plan meets the objectives in the Introduction of this document, plus the Plan’s impact on the overall safety and soundness of the Company.   The Committee will then provide a report and recommendations to the full Board of Directors who are responsible to approve the Plan.

Leave of Absence

Employees on a leave of absence (including FMLA, Long Term Disability, Short Term Disability, etc.) will be eligible; however, their distribution will be pro-rated based upon the number of full months of work completed during the plan year under consideration.

Termination of Employment

If a participant is terminated by the Company or resigns, no incentive award will be distributed except upon the participant’s death, disability or retirement,  or termination due to the Merger.

If a participant ceases to be employed by the Company due to death, disability or retirement, his/her incentive award distribution for the Plan year will be pro-rated based on the number of full months of work completed during the plan year under consideration.

January 2024

PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

If a participant is terminated due to the Merger, the award payout will be as described in Section

VII, “Award Calculation and Distribution”.

Miscellaneous

The Plan does not constitute a contract of employment, and participation in the Plan does not give any employee the right to be retained in the service of the Company or any right or claim to an award under the Plan unless specifically accrued under the terms of this plan.  Designation as a plan participant conveys the opportunity, but not the right, to any awards conferred under the Plan.

Any right of a participant or his or her beneficiary to the payment of an award under this plan may not be assigned, transferred, pledged or encumbered.

IX.	Governing Law

Except as preempted under federal law, the provisions of the Plan shall be construed, administered and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

X.	Plan Approval

This plan has been approved by the Compensation Committee of Codorus Valley Bancorp, Inc. on February 27, 2024.

By ______________________________________

   Compensation Committee Chair

   Codorus Valley Bancorp, Inc.

January 2024

PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

Appendix

Performance Goals - Plan Year 2024

Payouts will be calculated based on the achievement of the following goals, adjusted based on a relative modifier as illustrated below:

Category	Performance Measure	Weight	Performance Goals
			Threshold	Target	Stretch
Corporate	Net Income	30%	[redacted]	[redacted]	[redacted]
	ROE	35%	[redacted]	[redacted]	[redacted]
	Efficiency Ratio	20%	[redacted]	[redacted]	[redacted]
Individual	Individual Performance	15%	TBD
Total		100%

Once the payout is calculated according to the above table, the results may be adjusted up or down if the Company’s relative ROE performance is as follows:

Performance Measure	Performance Goals
	Threshold	Target	Stretch
Relative ROE	<25th Percentile	25th Percentile and 75th Percentile	>75th Percentile
Modifier	-20%	No Change	+20%

Relative performance will be measured against the Custom Industry Index (See Appendix B for examples). If index constituents are de-registered or acquired by the end of the performance period, they will be removed for the entire performance period and will not be replaced.

Performance will be measured based on trailing-twelve months ROE as of 12/31/2024 (provided by S&P Cap IQ pro)(provided by S&P Cap IQ pro).    The percentile rank of Codorus’s ROE against the comparator companies’ ROE percentile rank will be calculated to determine whether an adjustment is to be made.  If relative ROE is below the 25th percentile, the incentive payout will be reduced by 20% and if relative ROE is above the 75th percentile, the payout will be increased by 20%.  Results between the 25th percentile and 75th percentile will result in no change.

Parameters for 2024

1.

The Compensation Committee has the discretion to adjust incentive payments down by as much as 100% if it is determined that excessive risk has been taken.  This can be done on an individual or overall basis, as appropriate.

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PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

2.	Base pay is defined as actual base salary earned as of December 31 of plan year.
3.	Company performance factor(s) must meet or exceed threshold to initiate an award in the Plan. Each performance factor is assessed independently from the other performance factors.
4.	Awards for performance above threshold but between defined points (threshold, target, maximum) will be interpolated.
5.	Performance above maximum level will be paid at maximum award level.
6.	Net Income is defined as net income as consolidated Income available to common shareholders.
7.	Return on Equity is the amount of Net Income available to common shareholders as a percentage of average common shareholders’ equity.
8.

Efficiency Ratio is the amount of the Bank’s total noninterest expenses (“overhead”) as a percentage of total revenues. The determination of total revenues excludes the impact of ALLL provision and gain on sales of investment securities

9.	The initial calculated incentive award may be modified +/- 20% based on the relative ROE performance modifier. The final payout calculation operates as follows:

Base Pay	Target Incentive (% of Base Pay)	Incentive Performance Results (50% - 150%)	Relative Performance Modifier (+/-20%) if applicable	Payout

January 2024

PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

2024 Participant Target Awards

ParticipantThresholdTargetMaximum

President  & CEO     15.0%   30%   45.0%

Executive Leadership Team     12.5%   25%   37.5%

January 2024

PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

Appendix A – Illustration

Assume a hypothetical executive with a 25% incentive target and a salary of $200,000. The incentive target opportunity is $50,000 (25% multiplied by $200,000).

For simplicity, we assumed the absolute performance scorecard below achieved the target performance.

Category	Performance Measure	Weight	Performance Goals
			Threshold	Target	Stretch
Corporate	Net Income	30%	[redacted]	[redacted]	[redacted]
	ROE	35%	[redacted]	[redacted]	[redacted]
	Efficiency Ratio	20%	[redacted]	[redacted]	[redacted]
Individual	Individual Performance	15%	TBD
Total		100%

Three scenarios are provided below.  One where relative performance fell at the 20th percentile; two, fell 55th percentiles and lastly fell above the 77th percentile:

Scenario 1:  Relative Performance fell below the 20th percentile:

$200K	25%	100%	(1-20%)	$40K

Scenario 2:  Relative Performance fell below the 55th percentile:

$200K	25%	100%	(1-0%)	$50K

Scenario 3:  Relative Performance fell below the 77th percentile:

$200K	25%	100%	(1+20%)	$60K

January 2024

PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

Appendix B – Custom Industry Index

Exchange-traded Banks with Assets $1B - $6B as of 9/30/2023 and headquarters in Mid-Atlantic or VA

January 2024